1
DocuSign Envelope ID: 50681255-E245-4249-BFEC-153ECC5E8922
Date: 03/18/2024

Customer name:     REE Automotive Ltd. (hereinafter: "the Borrower” or "the company")

Company number:     514557339

Address:     Kibbutz Galil Yam, Israel

Account number:     [ ]*** (hereinafter: "the account")

To:     Mizrahi Tefahot Bank Ltd. (hereinafter: "the Bank")

Dear Sir / Madam,

Re: Amendment no. 2 to the Credit Agreement from 08/14/2023 (“credit agreement”)

This letter serves to record the agreement made between us regarding amendment of the credit agreement between Mizrahi Tefahot Bank Ltd. ("the Bank") and the Borrower as follows:

1.The line of credit expiration date will be extended until 12/31/2025. Subclause 1.2 will be amended accordingly.
2.The Bank's approval of the aforementioned amendment is contingent upon the satisfaction of the following conditions:
2.1No violation event has occurred.
2.2Your approval and signature in the margin of this document and payment of a fee to the Bank for preparing this document, in the amount of [ ]** US dollars, which will be debited from the account on [ ]**. It is clarified that this fee does not constitute a substitute for the usual fees charged by the Bank.
3.We hereby affirm that the statements outlined in the Credit Agreement are also accurate in relation to this document.
4.For the avoidance of doubt, it is clarified that, except for the above, no change will occur in our obligations to you under the Credit Agreement. The collateral securing our obligations to the Bank will continue to be binding for all intents and purposes.
5.In any case of conflict between the provisions of this Agreement and the provisions of the Credit Documents, the provisions of this Agreement shall prevail. In any other case, the provisions of this Agreement and the provisions of the Credit Documents shall be deemed to complement each other.

                        Sincerely,
                    REE AUTOMOTIVE LTD

I the undersigned Attorney [ ]*** representing REE AUTOMOTIVE LTD company no. 514557339 (hereinafter: "the Company"), hereby confirm to Mizrahi Tefahot Bank Ltd. (hereinafter: "the Bank") that the above document was signed on behalf of the company by [ ] who are authorized by their signature to bind the company towards the bank, according to the decisions of the authorized bodies of the company that were legally accepted, and also in accordance with the company's memorandum and articles of association, and that there is no restriction and/or hindrance according to any law and/or agreement to the creation and/or signing and/or issuing of the bank document and/or the execution of everything stated in the bank document to the benefit and benefit of the bank, all as detailed and as stated in the above document, in such a way that the bank document binds the company, is enforceable by the bank and is valid as far as the bank is concerned for all intents and purposes.

Date: March 19, 2024                        Attorney [ ] ***

We approve everything stated above
    Mizrahi Tefahot Bank Ltd.
[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]